AMENDED AND
RESTATED ARTICLES OF INCORPORATION
OF
BRIGHTPOINT, INC.
(FORMERLY KNOWN AS BRIGHTPOINT INDIANA CORP.)
          Brightpoint, Inc., an Indiana corporation (the “Corporation”), desiring to amend and restate its Articles of Incorporation pursuant to the Indiana Business Corporation Law (the “Corporation Law”), submits the following Amended and Restated Articles of Incorporation, which supersede and take the place of the previously existing Articles of Incorporation and all previous amendments and restatements thereto:
ARTICLE I
Name
          The name of the Corporation is Brightpoint, Inc.
ARTICLE II
Purpose and Powers
          Section 2.1. Purpose of the Corporation. The purpose for which the Corporation is formed is to engage in the transaction of any or all lawful business for which corporations may now or hereafter be incorporated under the Corporation Law.
          Section 2.2. Powers of the Corporation. The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the Corporation Law, (b) all powers now or hereafter vested in corporations by common law or any other statute or act and (c) all powers authorized by or vested in the Corporation by the provisions of these Restated Articles of Incorporation or by the provisions of its By-Laws as from time to time in effect.
ARTICLE III
Term of Existence
          The period during which the Corporation shall continue is perpetual.

ARTICLE IV
Registered Office and Agent
          The street address of the Corporation’s registered office at the time of adoption of these Restated Articles of Incorporation is 251 E. Ohio Street, Suite 500, Indianapolis Indiana 46204, and the name of its Resident Agent at such office at the time of adoption of these Restated Articles of Incorporation is Corporation Service Company.
ARTICLE V
Authorized Shares
          Section 5.1. Authorized Classes and Number of Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 shares, of which 100,000,000 shares shall be common stock, par value $0.01 per share (“Common Stock”), and 1,000,000 shares shall be preferred stock, par value $0.01 per share (“Preferred Stock”).
          Section 5.2. General Terms of All Shares. The Corporation shall have the power to acquire (by purchase, redemption or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana (but such power shall not imply an obligation on the part of the owner or holder of any share to sell or otherwise transfer such share to the Corporation), including the power to purchase, redeem or otherwise acquire the Corporation’s own shares, directly or indirectly, and without pro rata treatment of the owners or holders of any class or series of shares, unless, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation’s total assets would be less than its total liabilities (calculated without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the purchase, redemption or other acquisition, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the shares of the Corporation being purchased, redeemed or otherwise acquired, unless otherwise expressly provided with respect to a series of Preferred Stock in the provisions of these Restated Articles of Incorporation describing the terms of such series). Shares of the Corporation purchased, redeemed or otherwise acquired by it shall constitute authorized but unissued shares, unless prior to any such purchase, redemption or other acquisition, or within thirty (30) days thereafter, the Board of Directors adopts a resolution providing that such shares constitute authorized and issued but not outstanding shares.
          The Board of Directors of the Corporation may dispose of, issue and sell shares in accordance with, and in such amounts as may be permitted by, the laws of the State of Indiana and the provisions of these Restated Articles of Incorporation and for such consideration, at such price or prices, at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation. Shares may be disposed of, issued and sold to such persons, firms or entities as the Board of Directors may determine, without any preemptive or other right on the part of the owners or holders of other shares of the Corporation of any class or kind to acquire such shares by reason of their ownership of such other shares.
          When the Corporation receives the consideration specified in a subscription agreement entered into before incorporation, or for which the Board of Directors authorized the issuance of shares, as the case may be, the shares issued therefor shall be fully paid and nonassessable.
          The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation’s total assets would be less than its total liabilities (calculated without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the dividend or other distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of shares receiving the dividend or other distribution, unless otherwise expressly provided with respect to a series of Preferred Stock in the provisions of these Restated Articles of Incorporation describing the terms of such series). The Corporation shall have the power to issue shares of one class or series as a share dividend or other distribution in respect of that class or series or one or more other classes or series.
          Section 5.3. Voting Rights of Shares.
          (a) Common Stock. Except as otherwise provided by the Corporation Law and subject to any voting rights that may be conferred upon the holders of any series of the Preferred Stock established by the Board of Directors pursuant to authority herein provided, the Common Stock has unlimited voting rights and, when validly issued by the Corporation, each outstanding share of Common Stock shall entitle the record holder thereof to one vote at all shareholders’ meetings on all matters submitted to a vote of the shareholders of the Corporation.
          (b) Preferred Stock. Except as required by the Corporation Law or by the provisions of these Restated Articles of Incorporation describing the terms of the Preferred Stock or a series thereof, the holders of Preferred Stock shall have no voting rights or powers. When validly issued by the Corporation, shares of Preferred Stock shall entitle the record holder thereof to vote as and on such matters, but only as and on such matters, as the holders thereof are entitled to vote under the Corporation Law or under the provisions of these Restated Articles of Incorporation describing the terms of the Preferred Stock or a series thereof (which provisions may provide for special, conditional, limited or unlimited voting rights, including multiple or fractional votes per share, or for no right to vote, except to the extent required by the Corporation Law) and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of the Board of Directors establish.
          Section 5.4. Other Terms of Common Stock. The shares of Common Stock shall be equal in every respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation. Subject to the rights of the holders of any outstanding Preferred Stock, the holders of Common Stock shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time on the Common Stock at the discretion of the Board of Directors. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they shall be entitled under this Article V, the holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its shareholders.
          Section 5.5. Other Terms of Preferred Stock.
          (a) Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation and such preferences, limitations and relative voting and other rights as shall be set forth in these Restated Articles of Incorporation. Subject to the requirements of the Corporation Law and subject to all other provisions of these Restated Articles of Incorporation, the Board of Directors of the Corporation may create one or more series of Preferred Stock and may determine the preferences, limitations and relative voting and other rights of one or more series of Preferred Stock before the issuance of any shares of that series by the adoption of an amendment to these Restated Articles of Incorporation that specifies the terms of the series of Preferred Stock. All shares of a series of Preferred Stock must have preferences, limitations and relative voting and other rights identical with those of other shares of the same series and, if the description of the series set forth in these Restated Articles of Incorporation so provides, no series of Preferred Stock need have preferences, limitations or relative voting or other rights identical with those of any other series of Preferred Stock.
          Before issuing any shares of a series of Preferred Stock, the Board of Directors shall adopt an amendment to these Restated Articles of Incorporation, which shall be effective without any shareholder approval or other action, that sets forth the preferences, limitations and relative voting and other rights of the series, and authority is hereby expressly vested in the Board of Directors by such amendment:
     (1) To fix the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;
     (2) To fix the voting rights of such series, which may consist of special, conditional, limited or unlimited voting rights, including multiple or fractional votes per share, or no right to vote (except to the extent required by the Corporation Law);

     (3) To fix the dividend or distribution rights of such series and the manner of calculating the amount and time for payment of dividends or distributions, including, but not limited to:
     (A) the dividend rate, if any, of such series;
     (B) any limitations, restrictions or conditions on the payment of dividends or other distributions, including whether dividends or other distributions shall be noncumulative or cumulative or partially cumulative and, if so, from which date or dates;
     (C) the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series in relation to Common Stock and shares of any other series of Preferred Stock; and
     (D) the form of dividends or other distributions, which may be payable at the option of the Corporation, the shareholder or another person (and in such case to prescribe the terms and conditions of exercising such option), or upon the occurrence of a designated event in cash, indebtedness, stock or other securities or other property, or in any combination thereof, and to make provisions, in the case of dividends or other distributions payable in stock or other securities, for adjustment of the dividend or distribution rate in such events as the Board of Directors shall determine;
     (4) To fix the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed or converted, which may be
     (A) at the option of the Corporation, the shareholder or another person or upon the occurrence of a designated event;
     (B) for cash, indebtedness, securities or other property or any combination thereof; and
     (C) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;
     (5) To fix the amount or amounts payable upon the shares of such series in the event of any liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of payment upon shares of such series in relation to shares of Common Stock and shares of any other series of Preferred Stock; and to determine whether or not any such preferential rights upon dissolution need be considered in determining whether or not the Corporation may make dividends, repurchases or other distributions;
     (6) To determine whether or not the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series and, if so entitled, the amount of such fund and the manner of its application;
     (7) To determine whether or not the issue of any additional shares of such series or of any other series in addition to such series shall be subject to restrictions in addition to restrictions, if any, on the issue of additional shares imposed in the provisions of these Restated Articles of Incorporation fixing the terms of any outstanding series of Preferred Stock and, if subject to additional restrictions, the extent of such additional restrictions; and
     (8) Generally to fix the other preferences or rights, and any qualifications, limitations or restrictions of such preferences or rights, of such series to the full extent permitted by the Corporation Law; provided, however, that no such preferences, rights, qualifications, limitations or restrictions shall be in conflict with these Restated Articles of Incorporation or any amendment hereof.
          (b) Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, have been converted into shares of the Corporation of any other class or series, may be reissued as a part of such series or of any other series of Preferred Stock, subject to such limitations (if any) as may be specified or provided for in the provisions of these Restated Articles of Incorporation describing the terms of any series of Preferred Stock.
ARTICLE VI
Directors
          Section 6.1. Number and Classification. The number of directors comprising the Board of Directors shall be such number as may be from time to time fixed in accordance with the By-Laws of the Corporation. The directors shall be classified in respect to the time for which they shall severally hold office, by dividing them into three classes. The number of directors in each class shall be as nearly equal as possible. At each annual election, any vacancy in any class may be filled and the successors to the directors of the class whose terms shall expire in that year shall be elected to hold office for the term of three years, and the term of office of one class of directors shall expire in each year. In the event the number of directors is increased, election may be made to a class of directors with terms expiring in three years or less in order to maintain proportionate equality between the classes.

          Section 6.2. Qualifications. Directors need not be shareholders of the Corporation or residents of this or any other state in the United States.
          Section 6.3. Vacancies. Vacancies occurring in the Board of Directors shall be filled in the manner provided in the By-Laws or, if the By-Laws do not provide for the filling of vacancies, in the manner provided by the Corporation Law. The By-Laws may also provide that in certain circumstances specified therein, vacancies occurring in the Board of Directors may be filled by vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders.
          Section 6.4. Liability of Directors. A Director’s responsibility to the Corporation shall be limited to discharging his or her duties as a Director, including his or her duties as a member of any committee of the Board of Directors upon which he or she may serve, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Director reasonably believes to be in the best interests of the Corporation, all based on the facts then known to the Director.
          In discharging his or her duties, a Director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:
     (a) One (1) or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;
     (b) Legal counsel, public accountants or other persons as to matters the Director reasonably believes are within such person’s professional or expert competence; or
     (c) A committee of the Board of which the Director is not a member if the Director reasonably believes the Committee merits confidence;
but a Director is not acting in good faith if the Director has knowledge concerning the matter in question that makes reliance otherwise permitted by this Section 6.4 unwarranted.
          A Director shall not be liable for any action taken as a Director, or any failure to take any action, unless (a) the Director has breached or failed to perform the duties of the Director’s office in compliance with this Section 6.4, and (b) the breach or failure to perform constitutes willful misconduct or recklessness.
          Section 6.5. Factors to be Considered by Board. In determining whether to take or refrain from taking any action with respect to any matter, including making or declining to make any recommendation to shareholders of the Corporation, the Board of Directors may, in its discretion, consider both the short term and long term best interests of the Corporation (including the possibility that these interests may be best served by the continued independence of the Corporation), taking into account, and weighing as the Directors deem appropriate, the social and economic effects thereof on the Corporation’s present and future employees, suppliers and customers of the Corporation and its subsidiaries, the communities in which offices or other facilities of the Corporation are located and any other factors the Directors consider pertinent.
          Section 6.6. Removal of Directors. Notwithstanding any other provisions of the Corporation Law, these Restated Articles of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Restated Articles of Incorporation or the By-Laws of the Corporation), one or more directors of the Corporation may be removed at any time, with or without cause, only by the affirmative vote of the holders of a majority or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section 6.6 shall not apply with respect to the director or directors elected by such holders of Preferred Stock.
          Section 6.7. Election and Removal of Directors by Holders of Preferred Stock. The holders of one (1) or more series of Preferred Stock may be entitled to elect all or a specified number of Directors, but only to the extent and subject to limitations as may be set forth in the provisions of these Restated Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of the series of Preferred Stock. Any such Directors elected by a series of Preferred Stock shall only be removed in accordance with the terms of that series of Preferred Stock as adopted by the Board of Directors pursuant to Section 5.5 hereof.
ARTICLE VII
Provisions for Regulation of Business
and Conduct of Affairs of Corporation
          Section 7.1. Meetings of Shareholders. Meetings of the shareholders of the Corporation shall be held at such time and at such place, either within or without the State of Indiana, as may be stated in or fixed in accordance with the By-Laws of the Corporation and specified in the respective notices or waivers of notice of any such meetings.
          Section 7.2. Meetings of Directors. Meetings of the Board of Directors of the Corporation shall be held at such place, either within or without the State of Indiana, as may be authorized by the By-Laws and specified in the respective notices or waivers of notice of any such meetings or otherwise specified by the Board of Directors. Unless the By-Laws provide otherwise (a) regular meetings of the Board of Directors may be held without notice of the date, time, place or purpose of the meeting and (b) the notice for a special meeting need not describe the purpose or purposes of the special meeting.
          Section 7.3. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or shareholders, or of any committee of such Board, may be taken without a meeting, if the action is taken by all members of the Board or all shareholders entitled to vote on the action, or by all members of such committee, as the case may be. The action must be evidenced by one (1) or more written consents describing the action taken, signed by each Director, or all the shareholders entitled to vote on the action, or by each member of such committee, as the case may be, and, in the case of action by the Board of Directors or a committee thereof, included in the minutes or filed with the corporate records reflecting the action taken or, in the case of action by the shareholders, delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Action taken under this Section 7.3 is effective when the last Director, shareholder or committee member, as the case may be, signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Such consent shall have the same effect as a unanimous vote of all members of the Board, or all shareholders, or all members of the committee, as the case may be, and may be described as such in any document.
          Section 7.4. By-Laws. All provisions for the regulation of the business and management of the affairs of the Corporation not stated in these Restated Articles of Incorporation shall be stated in the By-Laws. The By-Laws of the Corporation may be altered, amended or repealed, and new By-laws may be adopted, by the majority vote of the stockholders or by the Board of Directors, except as otherwise expressly provided in the By-Laws. The Board of Directors may adopt Emergency By-Laws of the Corporation and shall have the exclusive power (except as may otherwise be provided therein) to make, alter, amend or repeal, or to waive provisions of, the Emergency By-Laws by the affirmative vote of a majority of the entire number of Directors at the time.
          Section 7.5. Nonliability of Shareholders. Shareholders of the Corporation are not personally liable for the acts or debts of the Corporation, nor is private property of shareholders subject to the payment of corporate debts.
          Section 7.6. Indemnification of Officers, Directors, Employees and Agents. To the fullest extent permitted by the laws of the State of Indiana, the Corporation shall indemnify any person who is or was a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including appeals.
ARTICLE VIII
Miscellaneous
          Section 8.1. Amendment or Repeal. Except as otherwise expressly provided for in these Restated Articles of Incorporation, the Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights herein conferred upon shareholders are granted subject to such reservation.
          Section 8.2. Captions. The captions of the Articles and Sections of these Restated Articles of Incorporation have been inserted for convenience of reference only and do not in any way define, limit, construe or describe the scope or intent of any Article or Section hereof.
          Section 8.3 Control Shares. Pursuant to the provisions of Ind. Code § 23-1-42-6, the Corporation hereby provides that Chapter 42 of the Corporation Law (Ind. Code § 23-1-42-1 through 23-1-42-11) shall not apply to control share acquisitions of shares of the Corporation.
          Section 8.4 Business Combinations. Pursuant to the provisions of Ind. Code § 23-1-43-22, the Corporation elected in its original Articles of Incorporation and herein hereby affirms its election not to be governed by the provisions of Chapter 43 of the Corporation Law (Ind. Code § 23-1-43-1 through 23-1-43-24).
          The undersigned officer of the Corporation hereby presents these Amended and Restated Articles of Incorporation to the Secretary of State for filing, and certifies that they were duly adopted by the Corporation’s Board of Directors on February 3, 2009 and the manner of their adoption constitutes full legal compliance with the provisions of all applicable laws.
          IN WITNESS WHEREOF, the undersigned executes this Amended & Restated Articles of Incorporation and verifies, subject to the penalties of perjury, that the statements contained herein are true, this 14th day of May, 2009.

/s/ Steven E. Fivel
Steven E. Fivel, Executive Vice President,
General Counsel and Secretary